Exhibit 99.1

FOR IMMEDIATE RELEASE

China Housing & Land Development Reports Third Quarter 2008 Results

Highlights of the Third Quarter 2008

•	Substantial cash position of $15.24 million at quarter end was mainly due to the Tsining JunJing II project. The company expects additional cash from this project in the future quarters.

•	Total revenues in the third quarter 2008 increased 25.0 percent to $7,545,762 from $6,036,929 in the third quarter 2007.

•	Net income in the third quarter 2008 increased to $1,447,072 from $(71,237) in the third quarter 2007.

•	Diluted earnings per share in the third quarter increased to $0.04 per share from $0.00 per share in the third quarter 2007.

•	Net debt as a percent of total capital was 31.5 percent on September 30, 2008 compared with 27.8 percent on December 31, 2007.

•	Prax Capital has agreed to invest $30 million for 25% share in a joint venture with China Housing to develop 79 acres within China Housing’s 487-acre Baqiao project in Xi’an. The world-renowned Leo A Daly firm has been selected to create the architectural planning for the 79-acre site. Construction is expected to start as early as the second quarter 2009.

Xi’an, China – November 13, 2008 – China Housing & Land Development, Inc., (“China Housing,” NASDAQ: CHLN) today reported that total revenues for the three months ended September 30, 2008 increased 25.0 percent to $7,545,762 from $6,036,929 in the three months ended September 30, 2007, net income increased to $1,447,072 in the third quarter 2008 from $(71,237) in the third quarter 2007, and earnings per diluted share increased to $0.04 per share in the third quarter 2008 from $0.00 per diluted share in the third quarter 2007.

Mr. Pingji Lu, Chairman & CEO of China Housing & Land Development, Inc., said, “Our financial performance in the third quarter was consistent with our long-term progress and with the periodic nature of the real estate development business. We continue to manage our business to deliver great performance in our operations and know that superior long-term financial performance will be the likely result.

“In our current construction project, Tsining JunJing II, we have been building the steel-reinforced concrete structure at about 4 floors per week on 16 middle-rise and high-rise buildings and one kindergarten in the first phase of this complex. We have pre-sold about 68% of all available units within this first phase.

“The second phase of Tsining JunJing II will have 12 middle-rise and high-rise buildings, with construction expected to start in the second half of 2009.

Tsining JunJing II is a multi-family and retail project on 18 acres with 2,119 apartments totaling about 2.5 million square feet. It is scheduled to be completed in 2010. We expect additional cash from this project in the future quarters.

“In late October, we selected the world-renowned Leo A Daly architectural firm to create the architectural planning for a 79.2-acre residential site within our 487-acre Baqiao project in Xi’an. This is the prime site within our Baqiao project, located directly on the Ba riverfront, across from western China’s largest wetland preserve. About 49 acres will be devoted to upper-income housing. The remaining 30 acres will be dedicated to riverfront walks, green land and sports parks, and infrastructure, all of which have already been funded by Xi’an’s Baqiao District government.

“In early November, we announced that we had completed an agreement to create a joint venture between China Housing and Prax Capital China Real Estate Fund I, Ltd. The joint venture will finance the development of the 79 acres within our Baqiao project. Prax Capital will invest $30 million for a 25 percent ownership in the joint venture, with China Housing owning the remaining 75 percent. The completion of the agreement is subject to us acquiring all necessary documents and approvals from the Chinese government.

“As you can imagine, the selection of Leo A Daly and the agreement for Prax Capital to be our joint venture partner for the 79 acres was one integrated plan, and I am very pleased that it has worked the way it did.

“By starting with these 79 acres that are the prime location, with the architectural vision of Leo A Daly and the financial and operational support of Prax Capital, we will dramatically increase the attractiveness of our entire Baqiao site and expect to increase the value of the land and future development there, which of course will also create substantial value for our shareholders. We are confident that this first Baqiao site will be a world-class residential community and that the whole Baqiao development will become the great success we envision.

“We expect to start excavating for the first buildings on the 79-acre site as early as the second quarter 2009 and begin signing up housing customers in pre-sale agreements probably starting in the fourth quarter of 2009. Construction of the buildings will be in phases, with the final buildings expected to be finished in 2014.

“So our Baqiao project is progressing nicely.

“We do have other projects, in addition to Tsining JunJing II and the Baqiao complex. JunJing III will be a multi-family and retail project with 570 apartments. It is in the planning stage and construction should be completed by 2010.

“In early September 2008, the central Chinese government and Xi’an municipal government together issued an improvement package that included tax cuts, down payment reductions, and interest rate cuts to boost homebuyers’ confidence and stimulate the housing market. This package, which is effective through December 2009, may be starting to have the desired effect in the Xi’an housing market at the moment.

“As you know, on November 9, 2008, China announced a stimulus package totaling about $587 billion. The categories of the potential boosts recipients are likely to include home buyers, support for rural citizens and their migration to urban areas, infrastructure improvements of a wide variety, more advanced technology development, education, health care for better health and longer lives, and others. The details of the package are not yet available, but it is reasonable to expect that greater Xi’an should receive major benefits within several of those categories. So it is likely to be a significant positive for China Housing, but the magnitude at this moment is unknown.

“All in all, within a toughened real estate market nationwide, Xi’an holds reasonably well. The housing market transaction volume is down somewhat but price still appreciated slightly. Our company’s planning, construction, and financing are on track, and are pleased with our progress.”

Third quarter 2008 results

Revenues

Total revenues for the third quarter 2008 increased 25.0% to $7,545,762 from $6,036,929 for the third quarter 2007. The increase was primarily due to the revenues from the Tsining JunJing II project currently under construction and in the pre-sale stage. The revenues were reported using the percentage of completion method of accounting and only recognized a portion of the pre-sales, since revenues are calculated based on our progress for each building project. As of September 30, 2008, we had about $12 million in advance payments from buyers who have signed pre-sales agreements, and we expect to recognize additional portions of those funds as revenues in the coming quarters.

Revenues by major projects

Project Tsining JunJing II’s revenues for the third quarter 2008 were $6,901,354 compared with no revenue for the third quarter 2007. In the second quarter of 2008, Tsining JunJing II began above-ground construction and currently has a total of 16 middle-rise and high-rise residential buildings and one kindergarten under construction simultaneously.

JunJing II phase one consists of those 16 residential buildings, with a gross floor area of about 1,409,690 square feet. The estimated total revenues from phase one are about $100 million. The company expects to complete the construction of phase one in the first half of 2009. As of quarter end, the company has pre-sold about 68% of all available units within phase one.

Phase two of JunJing II consists of 12 middle-rise and high-rise buildings and is expected to start construction during the second half of 2009 and should begin contributing revenue from fourth quarter of 2009 or the first quarter of 2010. The total revenues from phase two are expected to be about $94 million.

Revenues from Project Tsining-24G during the third quarter 2008 decreased 98.5 percent to $63,476 from $4,201,050 in the third quarter 2007, due to the project being completed in the second quarter 2007, when most of the revenues were recognized using the full accrual method of accounting. The revenues in the third quarter 2008 resulted from the sales of a few of the remaining retail and parking spaces in the project.

Revenues in the third quarter 2008 for Other projects decreased 95.9 percent to $64,720 from $1,572,265 in the third quarter 2007, mainly due to the completion and sale of Project Tsining JunJing I in the third quarter of 2007. All remaining units from the company’s previous projects that are not listed above are included in Other projects.

The Baqiao infrastructure construction project generated revenues of $357,866 for the third quarter 2008 compared with $263,814 for the third quarter 2007. The revenues in the third quarter 2008 consisted of the government’s allowance for interest on the company’s investments required to support the infrastructure construction, continued river management, and suburban planning for the entire Baqiao high-technology industrial park.

Revenues by project: (US$ in millions)	Three months ended September 30, 2008	Three months ended September 30, 2007

Tsining JunJing II	6.9	—
Tsining-24G	0.0	4.2
Other projects	0.1	1.5
Baqiao infrastructure construction	0.4	—

Sales of properties	7.5	5.7

Other income

Other income for the third quarter 2008 decreased 79.2 percent to $70,070 from $336,333 for the third quarter 2007, primarily due to lower rental income as the company continued to encourage the conversion from rentals to sales for older commercial properties not yet sold.

Cost of revenues

The cost of revenues for the third quarter 2008 increased 101.1 percent to $6,071,599 from $3,019,240 for the third quarter 2007.

The higher cost of revenues was primarily due to the costs recognized using the percentage of completion method of accounting for Tsining JunJing II project in the third quarter of 2008. The third quarter of 2007 included the cost of revenues using the full accrual method of accounting.

Gross profit and gross profit margin

Gross profit for the third quarter 2008 was $1,474,163, down 51.1 percent from $3,017,689 for the third quarter 2007. The gross profit margin in the third quarter 2008 was 19.5 percent compared with 50.0 percent for the third quarter 2007. The lower gross profit and gross profit margin were primarily due to the sale of residential buildings in the third quarter 2008 that had lower gross profit margins than the premium-priced retail and residential buildings sold in the third quarter of 2007. Most units sold in the third quarter 2008 were in the Tsining JunJing II residential project, which included the first units in the project that were negotiated in 2007 at attractive prices to create buyer and market interest and encourage future sales. Gross profit is defined as Total revenues minus Cost of revenues.

Selling, general, and administrative expenses

Selling, general, and administrative expenses for the third quarter 2008 increased 79.9 percent to $1,594,514 from $886,405 for the third quarter 2007. The higher selling, general, and administrative expenses were mainly due to higher selling and professional expenses. The higher selling expenses resulted from the company’s aggressive marketing campaign during the third quarter 2008 for Tsining JunJing II, which included showrooms where potential buyers could see possible layouts and decorative effects. These showrooms have attracted hundreds of potential buyers and continue to create buyer interest and result in additional pre-sales purchase agreements.

Higher professional expenses resulted from the company’s upgrade to NASDAQ where its common shares began trading in May 2008. The company believes its listing on NASDAQ will provide more liquidity and transparency for shareholders and additional financing flexibility for the company.

Stock-based compensation

The company recorded a $3 million noncash expense for restricted common shares during the third quarter of 2008, which was approved by board of directors on July 2, 2008 and related to the company’s incentive program for the performance achieved in 2007.

Operating profit and operating profit margin

Operating profit for the third quarter 2008 decreased to $(3,181,199) from $2,111,131 for the third quarter 2007 due primarily to lower gross profit on the residential portion of Tsining JunJing II, higher selling expenses in the third quarter 2008 associated with Tsining JunJing II, higher professional expenses associated with the listing on the NASDAQ stock market, and the stock-based incentive compensation. As a result, the operating profit margin was (42.2)% in the third quarter 2008 compared with 35.0% in the third quarter 2007. Operating profit is defined as Total revenues, minus Costs of revenues, minus Selling, general, and administrative expenses, minus Stock-based compensation, and minus Other expenses.

Interest expense

Interest expense for the third quarter 2008 decreased 43.0 percent to $638,228 from $1,120,150 for the third quarter 2007. The decrease was primarily due to repayments on the 2007 debt financing associated with the purchase of New Land that owned the exclusive rights to develop the Baqiao project and perform the related infrastructure construction. At September 30, 2008, the balance outstanding on the short-term debt to the original shareholders had decreased to about $8.5 million compared with $22.8 million at September 30, 2007.

Change in fair value of embedded derivative

The embedded derivative is related to the company’s $20 million convertible debt offering completed in January 2008. This was a periodic adjustment to the estimated cost to the company and was provided by the valuation model.

Change in fair value of warrants

In 2006, 2007, and 2008 the company issued warrants in conjunction with the issuance of common shares and convertible debt. In the third quarter 2008, shareholders did not exercise any warrants to buy common shares. In addition, for the third quarter 2008, the company also was required to estimate the fair value of its remaining warrants outstanding and adjust the value as needed, and it chose to use the Cox-Ross-Rubinstein Binomial Lattice valuation model to estimate their fair value.

The change in fair value of warrants of $(2,939,563) in the third quarter 2008 consisted of (a) the cost to the company of the warrants issued in 2008, (b) a result of the exercise of warrants during the quarter, of which there were none exercised, and (c) the periodic adjustment to the estimated cost to the company to provide the common shares, assuming that all the warrants will be exercised sometime in the future. The basis for estimating the cost to provide those common shares was provided by the valuation model.

Provision for income taxes

During the third quarter 2008, the company recomputed its provision for income taxes based on the tax paid in the first half of the year and its tax base in third quarter 2008. As a result, the company adjusted its provision for income taxes in the third quarter by $(388,308) compared with the $653,957 provision recorded in the third quarter 2007.

Net income

Net income for the third quarter 2008 increased to $1,447,072 from $(71,237) in the third quarter 2007. As explained above, the increase in net income was primarily due to higher revenues, the changes in the fair values of the warrants and the embedded derivative, lower interest expense, and a lower effective tax rate, all partly offset by higher cost of revenues, higher selling expenses, higher professional expenses, and the noncash incentive compensation.

Basic and diluted earnings per share

Basic earnings per share were $0.05 for the third quarter 2008, up from $0.00 for the third quarter 2007. Diluted earnings per share were $0.04 for the third quarter 2008, up from $0.00 for the third quarter 2007.

Gain on foreign exchange

The company operates in China and accounts for its operations using the Chinese renminbi. The company translates its operations results into U.S. dollars based on the exchange rates of the two currencies and reports its financial results in dollars. During the third quarter 2008, the renminbi appreciated in value against the dollar, which created the accrued gain on foreign exchange when translating the operating results and financial positions of the company and subsidiaries at different exchange rates.

Cash flow

Cash flow from operating activities for the first nine months of 2008 decreased 179.3 percent to $(14,884,371) from the first nine months of 2007, primarily due to the absence of projects completed in 2007 and the operating cash outflow associated with the development of Tsining JunJing II in the first nine months of 2008.

The use of cash in investing activities in the first nine months of 2008 was $(617,060), which was 129.5 percent less than in the first nine months of 2007, primarily due to the decrease of the restricted cash in the first nine months of 2008. The decrease was due to the strategic partnership agreement completed in July with the China Construction Bank Shaanxi Branch that reduced the restricted cash required to be held by the bank until the housing units have been completed and the titles transferred to the owners.

Cash flow from financing activities in the first nine months of 2008 provided $26,761,423, up 314.3 percent from the first nine months of 2007, primarily due to $19.2 million net proceeds from the issuance of convertible debt and warrants in the first quarter of 2008 and loans from banks totaling $32.2 million, partly offset by payments on loans totaling $23.7 million.

As a result of the above cash flow changes from operating, investing, and financing activities, the increase in cash for the first nine months of 2008 was $11,259,992 compared with an increase $3,223,069 for the first nine months of 2007.

Debt leverage

Total debt outstanding as of September 30, 2008 was $51,080,708 compared with $27,922,125 on December 31, 2007. Net debt outstanding (total debt less cash) as of September 30, 2008 was $35,810,744 compared with $25,469,759 on December 31, 2007. The company’s net debt as a percent of total capital (net debt plus shareholders’ equity) was 31.5 percent on September 30, 2008 and 27.8 percent on December 31, 2007. The increase in net debt as a percent of total capital was primarily due to the issuance of convertible debt and warrants and the increase in bank loans in the first nine months of 2008. Total debt consists of the sum of the balance sheet lines titled Payable to original shareholders, Loans from employees, Loans payable, and Convertible debt.

Conference call and webcast

China Housing & Land Development will webcast its third quarter conference call at 5:00 p.m. Eastern Standard Time (U.S.A.) on Thursday, November 13, 2008. The live conference call audio broadcast can be reached using the investor relations page of the company’s website at www.chldinc.com.

About China Housing & Land Development, Inc.

Based in Xi’an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.

Safe Harbor

This news release may contain forward-looking information about China Housing & Land Development, Inc., which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development’s future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing & Land Development, Inc.‘s public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in the attachments is as of the date of the release, and the Company does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

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China Housing & Land Development news releases, project information, photographs, and more are available on the internet at http://www.chldinc.com.

Contacts for investors and media

Jing Lu, Vice President & Board Secretary
+86 29.8258.2632 in Xi’an • jinglu@chldinc.com

William Xin, Chief Financial Officer
+86 150.9175.2090 in Xi’an
+1 917.371.9827 in San Francisco • william.xin@chldinc.com

Tom Myers, Christensen Investor Relations
+86 139.1141.3520 in Beijing • tmyers@christensenir.com

Kathy Li, Christensen Investor Relations
+1 212.618.1978 in New York • kli@christensenir.com

Financial statements follow.

CHINA HOUSING & LAND DEVELOPMENT, INC.

Consolidated Balance Sheets
As of September 30, 2008 and December 31, 2007
(Unaudited)

	September 30, 2008	December 31, 2007

ASSETS
Cash	$14,384,044	$2,351,015
Cash - restricted	885,920	101,351
Accounts receivable, net of allowance for doubtful
accounts of $101,539 and $94,514, respectively	14,495,310	12,107,882
Other receivables, prepaid expenses and other assets	647,200	567,308
Notes receivable, net	3,822,631	947,918
Real estate
Finished projects	13,168,394	16,130,130
Construction in progress	45,785,532	24,856,801
Total real estate held for development or sale	58,953,926	40,986,931
Property and equipment, net	7,812,838	5,707,012
Assets held for sale	13,929,462	12,910,428
Advance to suppliers	1,773,605	2,071,549
Deposits on land use rights	36,326,465	29,694,103
Intangible asset, net	51,788,874	48,205,697
Deferred financing costs	662,737	55,451

Total assets	$205,483,012	$155,706,645

LIABILITIES
Accounts payable	$12,928,038	$9,311,995
Advances from customers	11,762,061	5,258,351
Accrued expenses	2,593,777	1,903,451
Payable to original shareholders	8,499,819	11,413,229
Income and other taxes payable	24,272,724	22,711,981
Other payables	4,235,239	3,881,137
Loans from employees	1,547,951	2,388,862
Loans payable	27,688,184	14,120,034
Deferred tax liability	17,090,328	15,907,880
Warrants liability	2,154,489	2,631,991
Fair value of embedded derivatives	1,371,062	—
Convertible debt	13,344,754	—

Total liabilities	127,488,426	89,528,911

SHAREHOLDERS' EQUITY
Common stock: $.001 par value, authorized
100,000,000 shares	30,894	30,142
issued and outstanding 30,893,757 and 30,141,887,
respectively
Additional paid in capital	31,390,750	28,381,534
Statutory reserves	2,885,279	2,885,279
Retained earnings	32,995,792	30,365,156
Accumulated other comprehensive income	10,691,871	4,515,623

Total shareholders' equity	77,994,586	66,177,734

Total liabilities and shareholders' equity	$205,483,012	$155,706,645

The accompanying notes are an integral part of these consolidated financial statements

CHINA HOUSING & LAND DEVELOPMENT, INC.

Consolidated Statements of Income and Comprehensive Income
For the Three and Nine Months Ended September 30, 2008 and 2007
(Unaudited)

	Three months ended		Nine months ended
	2008	2007	2008	2007
REVENUES
Sale of properties	$7,475,692	$5,700,596	$25,054,867	$24,881,984
Other income	70,070	336,333	482,022	1,369,732

Total revenues	7,545,762	6,036,929	25,536,889	26,251,716

COSTS AND EXPENSES
Cost of properties and land	6,071,599	3,019,240	19,691,432	17,585,887
Selling, general, and administrative
expenses	1,594,514	886,405	4,161,865	2,007,351
Stock-based compensation	3,000,000	—	3,000,000	—
Other	60,848	20,153	76,758	190,404
Interest	638,228	1,120,150	1,736,344	1,501,105
Accretion on convertible debt	266,541	—	691,782	—
Change in fair value of embedded derivatives	(2,101,825)	—	(2,556,313)	—
Change in fair value of warrants	(2,939,563)	408,261	(3,895,615)	419,465
Foreign exchange loss	(103,344)	—	—	—

Total costs and expense	6,486,998	5,454,209	22,906,253	21,704,212

Income before provision for income taxes	1,058,764	582,720	2,630,636	4,547,504

(Recovery) Provision for income taxes	(388,308)	653,957	—	1,995,359

Net income	1,447,072	(71,237)	2,630,636	2,552,145

Gain (Loss) on foreign currency exchange	911,996	786,813	6,176,248	1,745,926

Comprehensive income	$2,359,068	$715,576	$8,806,884	$4,298,071

Weighted average shares outstanding
Basic	30,877,453	30,090,699	30,389,712	25,723,046

Diluted	30,882,483	30,257,923	30,436,461	25,838,126

Earnings per share
Basic	$0.05	$(0.00)	$0.09	$0.10

Diluted	$0.04	$(0.00)	$0.07	$0.10

The accompanying notes are an integral part of these consolidated financial statements

CHINA HOUSING & LAND DEVELOPMENT, INC.

Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007
(Unaudited)

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,630,636	$2,552,145
Adjustments to reconcile net income to cash
provided by (used in) operating activities:
Allowance for bad debt	—	20,661
Depreciation	233,915	365,560
Exchange (gain) loss	(103,344)	134,197
Gain on disposal of fixed assets and inventory	15,088	(707,451)
Amortization of stock issued for investor
relations fees	107,987	98,500
Accrued interest on loan to shareholders	—	905,770
Stock-based compensation	3,000,000	—
Change in fair value of warrants	(3,895,615)	419,465
Change in fair value of embedded derivatives	(2,556,313)	—
Accretion expense on convertible debt	691,782	—
Non-cash proceeds from sales	(2,904,172)	—
(Increase) decrease in assets:
Accounts receivable	(1,444,437)	(91,148)
Real estate	(16,437,686)	(1,545,058)
Advance to suppliers	486,434	(7,831,904)
Deposit on land use rights	(4,386,535)	—
Other receivable and deferred charges	24,339	1,302,366
Deferred Financing Costs	162,269	—
Increase (decrease) in liabilities:	—
Accounts payable	2,852,863	(2,291,251)
Advances from customers	5,981,215	915,265
Accrued expense	740,465	(1,539,723)
Other payable	40,646	(486,759)
Income and other taxes payable	(123,908)	2,449,306

Net cash provided by (used in) operating	(14,884,371)	(5,330,059)
activities

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	(755,376)	199,275
Purchase of property and equipment	(868,817)	(194,423)
Notes receivable collected	139,327	2,037,505
Proceed from sale of property and equipment	867,806	—
Cash from acquisition	—	51,433

Net cash provided by (used in) investing	(617,060)	2,093,790
activities

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Proceeds from issuance of convertible debt	19,230,370	—
Loan from bank	32,213,727	3,919,200
Payments on loans	(20,044,097)	(13,179,053)
Payments to original shareholders	(3,656,905)	(8,099,680)
(Payments) loans to / from employees	(990,087)	782,733
Proceeds from issuance of common stock and warrants	8,415	23,036,138

Net cash provided by financing activities	26,761,423	6,459,338

INCREASE IN CASH	11,259,992	3,223,069

EFFECTS ON FOREIGN CURRENCY EXCHANGE	773,037	143,168

CASH, beginning of period	2,351,015	379,633

CASH, end of period	$14,384,044	$3,745,870

The accompanying notes are an integral part of these consolidated financial statements

China Housing & Land Development, Inc.

Consolidated Statements of Shareholders' Equity
For the nine months ended September 30, 2008
(unaudited)

	Common Stock		Additional paid in	Statutory	Retained	Accumulated other comprehensive
	Shares	Par Value	capital	reserves	earnings	income	Totals
Balance, December 31, 2007	30,141,887	$30,142	$28,381,534	$2,885,279	$30,365,156	$4,515,623	$66,177,734

Common stock issued from warrants conversion	1,870	2	9,966	—	—	—	9,968

Stock-based compensation	750,000	750	2,999,250	—	—	—	3,000,000

Net Income	—	—	—	—	2,630,636	—	2,630,636

Foreign currency translation adjustment	—	—	—	—	—	6,176,248	6,176,248

Balance, September 30, 2008	30,893,757	$30,894	$31,390,750	$2,885,279	$32,995,792	$10,691,871	$77,994,586

The accompanying notes are an integral part of these consolidated financial statements.